Exhibit 10.5

CLIFFORD CHANCE LLP

MAN GROUP PLC

AND

MF GLOBAL LTD

TAX MATTERS DEED

THIS DEED is made on                                 2007

BETWEEN:

(1)	Man Group plc, a company incorporated in England and Wales (registered no. 2921462) whose registered office is at Sugar Quay, Lower Thames Street, London EC3R 6DU (“Man Group plc”); and

(2)	MF Global Ltd, a company incorporated in Bermuda (registered no. 39998) whose registered office is at Clarendon House, 2 Church Street, Hamilton, HM11 Bermuda (“MF Global”).

WHEREAS this Deed is entered into pursuant to the Master Separation Agreement (as defined below).

THIS DEED WITNESSES AS FOLLOWS:

1.	INTERPRETATION

1.1	In this Deed:

“Accounting Period” has the meaning given in section 12 to ICTA.

“Accounts” means the audited combined financial statements of the Man Financial Companies as at 31 March 2007 as set out in the Registration Statement, prepared in accordance with U.S. GAAP, the auditor’s report on those accounts and the notes to those accounts.

“Actual Provision” and “Arm’s Length Provision” shall have the meaning given in paragraph 1 of Schedule 28AA to ICTA.

“Additional Relief” has the meaning given in clause 25.5.

“Ancillary Agreements” has the meaning given in the Master Separation Agreement and “ Ancillary Agreement” means any one of those agreements.

“Adjustment” has the meaning given in clause 18.1.

“Advantaged Person” and “Disadvantaged Person” shall have the meaning given in paragraph 6 of Schedule 28AA to ICTA.

“Australian Franking Credits” means franking credits as defined in section 995-1 of ITAA 1997.

“Australian GST” means the goods and services tax imposed by A New Business Tax System (Goods and Services Tax) Act 1999 of Australia and legislation and regulations supplemental thereto.

“Available Compensating Adjustment” has the meaning given in paragraph 7A(3) of Schedule 28AA to ICTA.

“Australian MEC Group” means the MEC Group (as defined in the ITAA 1997) formed with effect from 1 July 2002 of which Man Financial Australia Limited was the provisional head company.

“Business Day” means a day, other than a Saturday or Sunday, on which banks are open for business in London and New York.

“Category A Amount” means the amount (if any) equal to the aggregate of:

(A)	any Relevant Tax Charge that has been paid or discharged on or after the Effective Date by a MF Global Group Company, provided that the amount of any Relevant Tax Charge that may be included in the Category A Amount shall be subject to reduction in accordance with clause 25.4;

(B)	any costs reasonably incurred by any Man Financial Company:

(1)	in connection with any Relevant Tax Charge which is taken into account under paragraph (A) in computing the Category A Amount; or

(2)	in mitigating any Relevant Tax Charge that is reasonably expected to arise; and

(C)	any Shortfall of Relief that is treated as arising under clause 25.6.

“Category B Amount” means the amount (if any) equal to any Additional Relief that is treated as arising under clause 25.5.

“Change of Control” means, in respect of either MF Global, or Man Group plc:

(i)	the sale or other disposition by such person of all or substantially all of its assets (other than a bona fide pledge in connection with a financing);

(ii)	the acquisition of greater than 50% of the capital or voting stock of such person; or

(iii)	a merger, consolidation or other business combination involving such person, which results in the shareholders of such person immediately prior to such event owning less than 50% of the capital stock of the surviving entity, provided however, that in no event shall the Re-organisations or the IPO constitute a Change of Control.

“Code” means the Internal Revenue Code of 1986 of the United States, as amended.

“Corresponding Adjustment” has the meaning given by clause 18.1.1.

“Counter-Indemnity Tax” has the meaning given by 19.1.

“Default” means a failure to discharge when due any liability to Tax or any act, transaction, omission or arrangement entered into, or carried out (or, in the case of an omission, not carried out), by, or at the request of, a MF Global Group Company which increases, or results in, the imposition of any fine, penalty or interest, except where the failure to discharge such liability to Tax or such act, transaction, omission or arrangement that increases or results in, the imposition of such fine, penalty or interest results from a request made by Man Group plc pursuant to clause 10. For the avoidance of doubt, the imposition of any fine, penalty or interest on any Relevant Tax Charge or Tax Liability giving rise to a Relevant Claim (taking into account clause 25.4) where such fine, penalty or interest relates to any taxable period that begins before the Effective Date shall not by itself constitute Default for the purposes of this Deed.

“Deferred Share Schemes” means any of the following schemes relating to employee share option or share awards:

(A)	Man Group Executive Share Option Scheme 2001;

(B)	The Man Group Long Term Incentive Plan;

(C)	The Man Group Post-tax Coinvestment Plan;

(D)	The Man Group Sharesave Scheme; or

(E)	The Man Group plc United States Employee Stock Purchase Plan.

“Determination Date” means the first anniversary of the Effective Date.

“Dispute” has the meaning given by clause 26.

“Effective Date” means the date on which the IPO Closing (as defined in the Master Separation Agreement) occurs.

“Estimated Taxes” means the estimated Taxes that are payable in the United States every quarter by MF Global or any MF Global Group Company.

“Exit Charge” has the meaning given by clause 3.1.2.

“Exit Payment” means the payment required to be made by clause 15 pursuant to section 721-35 of ITAA 1997.

“Finally Determined” means, in relation to any Tax Proceeding, that the relevant Tax return and/or Tax computations to which the Relevant Tax Charge or Relevant Relief relates becomes final and incapable of amendment, including, without limitation, because:

(A)	the relevant Tax Authority is precluded for any reason from serving a notice of enquiry or further notice of enquiry (as the case may be) into such Tax return;

(B)	the relevant taxpayer company has failed to appeal within the time limit allowed by law against any amendment to such Tax return made by the relevant Tax Authority;

(C)	any such enquiry is finally determined by the Tax Authority serving a closure notice on the relevant taxpayer company and the relevant Tax return is amended in a manner which accords with the conclusions stated in such closure notice;

(D)	the relevant Tax return is conclusively agreed between the relevant taxpayer company and the relevant Tax Authority; or

(E)	an appeal to any court or tribunal has been made in respect of such Tax return or any related assessment in respect thereof or amendment thereto, such appeal has been determined by the relevant court or tribunal, each relevant party has failed to make any appeal against such decision by any applicable time limit or has given a binding notice that it will not appeal against such decision and the relevant Tax return has (if necessary) been amended in a manner which accords with such decision.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, the European Community, any governmental, federal, state, provincial, local governmental or municipal entity and any self-regulatory or quasi-governmental organisation exercising executive, legislative, judicial, regulatory, fiscal or administrative functions or pertaining to government (including, in each case, any branch, department, or official or body thereof).

“ICTA” means the Income and Corporation Taxes Act 1988 of the United Kingdom.

“ITAA 1997” means the Income Tax Assessment Act 1997 of Australia.

“IPO” has the meaning given by the Master Separation Agreement.

“Kanangra” means Kanangra Pty Ltd, a company incorporated in Australia (ACN 002747 480) whose registered office as at the date of this Deed is at Level 24, Grosvenor Place, 225 George Street, Sydney, New South Wales, Australia.

“Leaving Entity” means Man Financial Australia Limited and any other company that ceases to be a member of the Australian MEC Group on the Effective Date.

“Loss” means any and all liabilities, demands, claims, actions, causes of action, assessments, losses, damages, fines, penalties, charges and administrative, judicial and arbitration awards and judgments, costs and expenses (including any litigation expenses including solicitors’ fees, counsels’ fees and related costs and disbursements) but excluding any Loss relating to, in respect of, or computed by reference to, Tax.

“Man Group Companies” means Man Group plc and any subsidiary undertaking from time to time of Man Group plc (but excluding any Man Financial Company or MF Global Group Company) and “Man Group Company” means any one of those companies.

“Man Group UK Ltd” means Man Group UK Ltd a company incorporated in England and Wales (registered no. 05856654) whose registered office as at the date of this Deed is at Sugar Quay, Lower Thames Street, London EC3R 6DU.

“Man Financial Companies” means MF Global and each of the companies whose names and addresses are set out in Schedule 1 to this Deed, and “Man Financial Company” means any one of those companies.

“Man Financial Australia Limited” means Man Financial Australia Limited, a company incorporated in Australia (ACN 001 662 077) whose registered office as at the date of this Deed is at Level 24, Grosvenor Place, 225 George Street, Sydney, New South Wales, Australia.

“Man Financial Limited” means Man Financial Limited, a company incorporated in England and Wales (registered no. 1600658) whose registered office as at the date of this Deed is at Sugar Quay, Lower Thames Street, London EC3R 6DU.

“Master Separation Agreement” means the master separation agreement entered into by Man Group plc and MF Global in connection with the IPO.

“MF Global Group Companies” means MF Global, a subsidiary undertaking or parent undertaking from time to time of MF Global or a subsidiary undertaking from time to time of a parent undertaking of MF Global and includes, for the avoidance of doubt, each Man Financial Company with effect from the Effective Date (but excludes any Man Group Company) and “MF Global Company” means any one of those companies.

“Payment” means an amount equal to the Available Compensating Adjustment multiplied by the rate of United Kingdom corporation tax applicable for the Accounting Period to which the Adjustment relates.

“Payment Date” shall mean the date on which the Disadvantaged Person would have paid an additional amount of Tax but for it having claimed a Corresponding Adjustment (and for these purposes it shall be assumed that any Reliefs arising from Corresponding Adjustments are used in the order in which the relevant Corresponding Adjustments are claimed by the Disadvantaged Person).

“Pre-Effective Date Return” means all Tax returns, assessments, deemed assessments, computations, forms or statements that relate to a period (or part period) ending on or before the Effective Date.

“Registration Statement” means the Form S-1 Registration Statement lodged by or on behalf of MF Global in connection with the IPO.

“Relevant Claim” means a claim by MF Global in relation to the covenants set out in clause 3.1 of this Deed.

“Relevant Matter” has the meaning given by clause 13.2.

“Relevant Tax Charge” means the amount (if any) of a Man Financial Company’s liability to make a payment of Tax which is imposed by the United States as a result of the IPO on any transaction which such Man Financial Company has entered into under Part A of Schedule 2 to this Deed.

“Relief” means any beneficial tax attribute, including, without limitation, any loss, relief, allowance, exemption, set-off, deduction, right to repayment or credit granted by or available in relation to Tax pursuant to any legislation or otherwise.

“Re-organisations” means:

(i)	each of the transactions described in Part B of Schedule 2 to this Deed;

(ii)	each of the transactions described in Part C of Schedule 2 to this Deed;

and “Re-organisation” means any one of those transactions.

“Share Awards” has the meaning given by clause 25.

“Shortfall of Relief” has the meaning given by clause 25.6.

“Surrender of Relief” means:

(i)	in the United Kingdom, a surrender of relief for trading losses or other amounts eligible for surrender under Chapter IV of Part X to ICTA (a “surrender of group relief”) or a surrender of a tax refund under section 102 of the Finance Act 1989 (UK); and

(ii)	outside the United Kingdom, any Relief surrendered or claimed whether or not corresponding or similar to a surrender of group relief or a surrender of a tax refund (and includes, in Australia, a transfer of tax losses under Division 170 of ITAA 1997 in respect of the period prior to the formation of the Australian MEC Group).

“Tax” and “Taxation” mean any form of taxation, and any levy, duty, charge, contribution, withholding or impost in the nature of taxation (including any related fine, penalty, additions to tax or additional amounts within the meaning of Chapter 68 of the Code, or interest).

“Tax Authority” and “Taxation Authority” means any government, state or municipality or any local, state, federal or other authority, body or official anywhere in the world exercising a fiscal, revenue, customs or excise function including, without limitation, (in the United Kingdom) Her Majesty’s Revenue and Customs, (in the United States of America) the Internal Revenue Service and (in Australia) the Australian Taxation Office.

“Tax Funding Agreement” means the agreement titled Tax Funding Agreement to be entered into by the members of the Australian MEC Group before the IPO.

“Tax Liability” has the meaning given by clause 3.1.

“Tax Loss” means any loss arising in any accounting period or other taxable period which is available to be set-off against income, profits or gains arising in any other accounting period or taxable period.

“Tax Proceeding” means any audit, review, assessment, competent authority determination or any other administrative or judicial proceeding with the purpose or effect of determining (including redetermining) any liability to Tax (including, without limitation, any administrative or judicial review of any formal or informal claim for refund). For the avoidance of doubt, an appeal of a Tax Proceeding is a Tax Proceeding.

“Tax Sharing Agreement” means an agreement contemplated by section 721-25 of ITAA 1997 titled Tax Sharing Agreement to be entered into by the members of the Australian MEC Group before the IPO.

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992 of the United Kingdom.

“Transfer Document” means any instrument executed in connection with any Re-organisation which could not be relied upon in the United Kingdom unless duly stamped.

“Treasury Regulation” means the final, temporary and proposed income tax regulations promulgated under the Code, as such regulations may be amended from time to time including corresponding provisions of succeeding regulations.

“UK Tax Counsel” means any of John Gardiner QC, Jonathan Peacock QC or Rex Bretten QC or, if none of them is available, such other leading UK tax counsel of not less than ten years’ call as may be agreed between the parties.

“USD” means the legal currency of the United States of America.

“U.S. GAAP” means U.S. generally accepted accounting practice.

“VAT” means value added tax imposed by VATA and legislation and regulations supplemental thereto and includes any other tax of a similar fiscal nature whether imposed in the United Kingdom (instead of or in addition to value added tax) or elsewhere from time to time including, without limitation, Australian GST.

“VATA” means the Value Added Tax Act 1994 of the United Kingdom.

“VAT Group” means a group for the purposes of the VAT Grouping Legislation.

“VAT Grouping Legislation” means (a) in relation to the United Kingdom, sections 43 to 43D (inclusive) of VATA and the Value Added Tax (Groups: eligibility) Order 2004 of the United Kingdom and (b) in relation to any other jurisdiction, any provisions which are equivalent in nature to (a) in such other jurisdictions.

1.2	In this Deed words importing the singular include the plural and vice versa and words importing gender include any other gender.

1.3	The headings of clauses are for ease of reference and shall not affect the construction of this Deed.

1.4	Any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision which is in force at the date of this Deed.

1.5	Any reference to a statute or statutory provision shall include such statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Deed.

1.6	The words “include”, “includes” and “including” and any words following them shall be construed without limitation to the generality of any preceding words or concepts and vice versa.

1.7	The expressions “parent undertaking” and “subsidiary undertaking” bear the same meanings in this Deed as they respectively bear in the Companies Act 1985 of the United Kingdom.

1.8	Any reference in this Deed to any person shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a VAT Group, to include a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as for the purposes of the VAT Grouping Legislation).

1.9	In this Deed, a reference to:

1.9.1	income, profits or gains earned, accrued or received includes any income, profits or gains deemed to be earned, accrued or received for the purposes of the relevant Tax; and

1.9.2	income, profits or gains earned, accrued or received on or before a particular date or in respect of a particular period includes income, profits or gains which are deemed for the purposes of the relevant Tax to have been earned, accrued or received on or before that date or in respect of that period.

1.10	Where it is necessary to determine whether a monetary limit or threshold referred to in this Deed has been reached or exceeded and the value of a Relevant Claim is expressed in a currency other than USD, the value of that Relevant Claim shall be translated into USD at the spot rate of exchange applicable to that amount of that other currency (as derived from Reuters with the prior agreement of Man Group plc and MF Global) at close of business in London on the date of receipt by Man Group plc of written notification from MF Global in accordance with this Deed of the existence of such claim.

2.	COMMENCEMENT

2.1	With the exception of this clause 2 (Commencement) and clause 15 (Clean Exit) and clause 28 (General) (which will become effective upon the execution of this Deed), the remainder of this Deed shall only have effect, and accordingly create binding rights and obligations on the parties, from the Effective Date and is conditional upon the Effective Date occurring by 30 June 2008 (or such later date as the parties may agree in writing).

2.2	Unless otherwise agreed by the parties in writing, if the condition precedent under clause 2.1 does not occur or is not completed this Deed will terminate automatically.

2.3	Each parties rights and obligations cease immediately on termination, however termination does not affect a party’s accrued rights and obligations (if any) at the date of termination.

3.	OBLIGATIONS OF MAN GROUP PLC

3.1	Subject to the provisions of this Deed, Man Group plc covenants to pay, or procure that Man Group UK Ltd pays, to MF Global an amount equal to a Man Financial Company’s liability (or, in the case of clause 3.1.3 only, a MF Global Group Company’s liability) to make a payment of Tax (a “Tax Liability”):

3.1.1	which arises on any transaction which such Man Financial Company has entered into under the Re-organisations; or

3.1.2	which arises under either:

(a)	section 179 of TCGA 1992 (or under similar provisions of law in other jurisdictions, such as under Section 1.1502-13 of the Treasury Regulations) as a result of such Man Financial Company (i) ceasing as a result of the IPO to be a member of any chargeable gains group (as defined by section 170 of TCGA 1992) whose principal company is a Man Group Company and (ii) being treated as disposing of any asset which it has acquired prior to the Effective Date from a Man Group Company; or

(b)	section 104-175 of the ITAA 1997,

(any such Tax Liability constituting an “Exit Charge”); or

3.1.3	which is imposed by Australia or the United Kingdom or the United States:

(a)	as a result of any Man Group Company having failed or failing to discharge when due any Tax Liability of that Man Group Company, except to the extent that such Tax Liability is properly attributable to income, profits or gains earned, accrued or received by, or which is primarily chargeable on, or importations, supplies or acquisitions made for VAT purposes by or to, a MF Global Group Company; or

(b)	which is properly attributable to income, profits or gains earned, accrued or received by, or importations, supplies or acquisitions made for VAT purposes by or to, a Man Group Company, but for which the MF Global Group Company bears the primary or joint and several liability;

3.1.4	which is imposed in Australia as a direct and immediate consequence of the denial of the utilisation of any tax losses (as defined in section 995-1 of ITAA 1997) or purported tax losses by the Australian MEC Group;

3.1.5	which arises as a result of the loss or non-availability of, or the loss of the utilisation of, any Relief which would have otherwise been available to Man Financial Limited in respect of payments made by it to any company in the asset management division (generally referred to as the “Man Investments” division) of Man Group plc or which arises as a result of the assessment of withholding Tax in respect of such payments.

3.2	Man Group plc further covenants to pay, or procure that Man Group UK Ltd pays, to MF Global an amount equal to the amount of any liability of a Man Financial Company (or, in the case of a Relevant Claim arising under clause 3.1.3 only, any liability of a MF Global Group Company):

3.2.1	for costs reasonably incurred by such Man Financial Company or MF Global Group Company (as the case may be) in connection with a successful Relevant Claim; or

3.2.2	for costs reasonably incurred by such Man Financial Company or MF Global Group Company (as the case may be) in mitigating any Tax Liability that is reasonably expected or which, but for such mitigation, would have reasonably been expected to give rise to a Relevant Claim in respect of which such Man Financial Company or MF Global Group Company is, or would have been, entitled to recover under this Deed, provided that, for the avoidance of doubt, the conduct of Tax Proceedings in connection with any Tax Liability giving rise to (or expected to give rise to) a Relevant Claim (including indemnities related thereto) is governed exclusively by clause 10.

4.	LIMITATION ON QUANTUM

4.1	Man Group plc shall not be liable, other than in respect of a Relevant Claim arising solely under clause 3.1.3, in respect of a Relevant Claim unless the amount that would otherwise be recoverable (but for this clause 4.1) in respect of that Relevant Claim exceeds USD 100,000.

4.2	Any amount which Man Group plc agrees to pay under clause 5.9.2(a)(2) shall be regarded, for the purposes of this clause 4, as an amount payable by Man Group plc in respect of a Relevant Claim and subject to the same limitation set out in clause 4.1.

5.	LIMITATIONS ON COVENANT

Except for clause 3.1.3(a), which shall apply notwithstanding the limitations set forth in the following clauses 5.1 to 5.12, clause 3 does not apply, and Man Group plc shall not be liable, in respect of a Relevant Claim:

5.1	to the extent that the Relevant Claim arises from, or is increased as a result of, a failure by any MF Global Group Company to act fully in accordance with a reasonable request made by any Man Group Company in connection with the Re-organisations provided that if a MF Global Group Company considers a request made by Man Group plc or any Man Group Company to be unreasonable, MF Global must, within 10 Business Days following the receipt of such request, notify Man Group plc in writing that it considers such request to be unreasonable and provide detailed reasons for such view;

5.2	to the extent that the Relevant Claim arises or is increased (i) by reason of the application of section 7874 of the Code and the Treasury Regulations thereunder or (ii) by reason of MF Global being, or being deemed to be, resident for the purposes of any Tax in any jurisdiction other than Bermuda;

5.3	to the extent that the Relevant Claim arises from, or is increased as a result of, a voluntary act, transaction, omission or arrangement entered into, or carried out (or, in the case of an omission, not carried out), by, or at the request or direction of, a MF Global Group Company or a director, officer, employee, agent or adviser of any MF Global Group Company, after the Effective Date, provided that the signing and lodging of a Tax return or Tax computation referred to in clause 14.4 shall not be regarded as a voluntary act for these purposes;

5.4	to the extent that the Relevant Claim arises from, or is increased as a consequence of, any MF Global Group Company failing to comply with any of its obligations under the Master Separation Agreement or any Ancillary Agreement (including this Deed);

5.5	to the extent that:

5.5.1	the amount of the Tax Liability giving rise to the Relevant Claim was expressly taken into account in computing the amount of the capital contribution made by Man Group UK Limited to MF Global prior to the IPO, the amount of such capital contribution being determined by mutual agreement between Man Group plc and MF Global;

5.5.2	the amount of the Tax Liability giving rise to the Relevant Claim was taken into account in computing the amount of an allowance, provision or reserve in the Accounts, provided that this limitation shall not apply to any claim under clause 3.1.4 ;

5.5.3	the Relevant Claim relates to a Tax Liability of a Man Financial Company arising because such company’s assets are more than, or its liabilities are less than, were taken into account in computing the provision for Tax in the Accounts;

5.6	to the extent that any Relief is for no consideration made available by a Man Group Company to the Man Financial Company concerned to set against or otherwise mitigate the Tax Liability giving rise to the Relevant Claim, provided that such Relief is not reflected in the Accounts;

5.7	to the extent that the Relevant Claim relates to a Tax Liability which has been paid or discharged (whether by payment or by the use or set-off of any Relief) on or before the Effective Date;

5.8	to the extent that the Relevant Claim arises from, or is increased as a result of:

5.8.1	a failure by a Man Financial Company to carry on after the Effective Date the same, or substantially the same, business or other activities as it carried on immediately before the Effective Date; or

5.8.2	the insolvency or winding up of any Man Financial Company; or

5.8.3	a change in the place of incorporation or tax residence of any Man Financial Company; or

5.8.4	a Man Financial Company ceasing to be a MF Global Group Company;

5.9	to the extent that the Relevant Claim relates to United Kingdom stamp duty and arises from, or is increased as a consequence of, any Transfer Document having been:

5.9.1

(in the case of a Transfer Document executed within the United Kingdom) submitted to Her Majesty’s Revenue and Customs in the United Kingdom for adjudication of United Kingdom stamp duty in circumstances where a duly authenticated copy or other copy of such Transfer Document or other document recording or otherwise giving effect to the matters to which the Transfer Document relates would suffice; or

5.9.2	(in the case of a Transfer Document executed outside the United Kingdom) brought into the United Kingdom by or on behalf of a MF Global Group Company, or at the request or direction of or with the consent of any MF Global Group Company, except where:

(a)	Man Group plc has given written consent to such Transfer Document being brought into the United Kingdom, such consent not to be unreasonably withheld provided that (without limiting the foregoing) it shall not be unreasonable for consent to be withheld where:

(1)	in the opinion of UK Tax Counsel, a duly authenticated copy or other copy of such Transfer Document or other document recording or otherwise giving effect to the matters to which the Transfer Document relates would suffice; or

(2)	it is (or, but for this clause, would be) necessary to produce such Transfer Document in any judicial, legal, arbitration or administrative proceedings in the United Kingdom in which a MF Global Group Company is a party and the amount for which Man Group plc would (but for this clause) be liable in respect of any Relevant Claim that would arise, or be increased, as a consequence of such Transfer Document being brought into the United Kingdom exceeds the Loss (calculated by such MF Global Group Company acting reasonably and in good faith) that would arise to or be suffered by a Man Financial Company as a result of not producing such Transfer Document in those proceedings provided that in such case Man Group plc agrees (subject to the limitations in clause 4) to pay MF Global an amount equal to such Loss; or

(b)	such MF Global Group Company is obliged to bring such Transfer Document into the United Kingdom by law or by the order of any competent court, tribunal or Governmental Authority (including Her Majesty’s Revenue & Customs) which (in any such case) has the power in law to require such Transfer Document to be brought into the United Kingdom;

5.10	to the extent that the Relevant Claim relates to any fine, penalty or interest where such fine, penalty or interest is attributable to any unreasonable delay by, or Default of, a MF Global Group Company occurring after the Effective Date;

5.11

to the extent that any Tax savings or net Tax benefits are actually received by a MF Global Company in connection with any amounts recoverable for a Relevant Claim provided however, that, other than Tax credits attributable to a deduction or withholding described in clause 9.2, any Tax credits (including, without limitation, Australian Franking Credits or any foreign Tax credits) that may arise to a MF Global Company as a result of a Tax Liability being imposed as described in clause 3.1 shall not be taken into account; and

5.12	to the extent that the Relevant Claim arises from, or is increased as a result of, any MF Global Group Company amending or agreeing to the amendment of any Pre-Effective Date Return, without the prior written consent of Man Group plc in accordance with clause 13.4.

6.	TIME LIMITS FOR MAKING CLAIMS

Any Relevant Claim under this Deed shall be fully barred and unenforceable unless MF Global has given Man Group plc written notice of such Relevant Claim (stating in reasonable detail the nature of the Relevant Claim and, if practicable, the amount claimed) on or before 90 days after the end of the relevant period during which a Tax Authority is permitted to make any claims or assessments against a Man Financial Company in respect of the Tax Liability giving rise to that Relevant Claim.

7.	RECOVERY ONLY ONCE

MF Global shall not be entitled to recover under this Deed more than once in respect of (i) any Tax Liability giving rise to a Relevant Claim or (ii) any costs which MF Global is entitled to recover under clause 3.2 or (iii) any amount taken into account in computing the Category A Amount.

8.	MITIGATION

Nothing in this Deed shall restrict or limit MF Global’s general obligation at law, and MF Global shall otherwise use its commercially reasonable endeavours and take all action, to mitigate any Relevant Claim or Relevant Tax Charge provided however that under no circumstances shall any MF Global Company be required to take any action pursuant to clauses 8, 10 and 12 that would result in any losses arising to any MF Global Company which would not otherwise be indemnified by Man Group plc pursuant to this Deed.

9.	PAYMENTS FREE OF WITHHOLDING, ETC

9.1	All payments made under this Deed shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind other than any deduction or withholding required by law.

9.2	If a party making a payment under this Deed makes a deduction or withholding required by law from a payment under this Deed, the sum due from that party shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the party entitled to receive such payment receives a sum equal to the sum it would have received had no deduction or withholding been made.

9.3	If a party assigns the benefit of this Deed to any other party in accordance with clause 28.1.1 of this Deed, clause 9.2 shall only apply to the extent that it would have applied had the benefit not been so assigned.

10.	CONDUCT OF TAX PROCEEDINGS RELATED TO RELEVANT CLAIMS

10.1	If a MF Global Group Company becomes aware of any matter or circumstance (other than the carrying out of any of the Re-organisations or the IPO) or any Tax Proceeding that is expected to give rise to a Relevant Claim, MF Global shall within 10 Business Days of becoming aware of such matter or circumstance or such Tax Proceedings (as the case may be), give written notice to Man Group plc of the matter or circumstance or Tax Proceeding (including reasonable details thereof) and shall consult with Man Group plc with respect to such matter or circumstance or Tax Proceeding.

10.2	Notwithstanding clause 10.1, but subject to clause 10.3, MF Global shall, and shall ensure that each MF Global Group Company will, as Man Group plc may reasonably request:

10.2.1	institute any Tax Proceedings (and take any related action) in connection with a Tax Liability giving rise to (or expected to give rise to) a Relevant Claim, and give any information and assistance in connection therewith;

10.2.2	in connection with the conduct of any Tax Proceedings (and the taking of any related action) related to the Tax Liability giving rise to (or expected to give rise to) a Relevant Claim use advisers nominated by Man Group plc and Man Group plc and MF Global shall jointly control the conduct of such Tax Proceedings, provided however that Man Group plc shall be entitled to exclusive control of a Tax Proceeding (or taking of related action) if (i) Man Group plc gives written notice to MF Global admitting that any Tax arising from such Tax Proceedings will be a Relevant Claim in respect of which MF Global will be entitled to recover under this Deed; and (ii) keeps MF Global informed in a timely manner in respect of the conduct of such Tax Proceeding;

10.2.3	provide Man Group plc (at its cost) with copies of the documents or records, as may be reasonably necessary for the Tax Proceedings described in 10.2.1; and

10.2.4	refrain from admitting liability in respect of, or compromising or settling, any Tax Liability giving rise (or expected to give rise) to a Relevant Claim without the prior written consent of Man Group plc (not to be unreasonably withheld or delayed);

10.3	Notwithstanding any other provision to the contrary in this Deed:

10.3.1	Man Group plc shall fully indemnify the relevant MF Global Group Company on demand against all reasonable costs properly incurred as a result of a the taking of any action requested by Man Group plc in clause 10.2;

10.3.2	if Man Group plc requests that the Tax Liability giving rise to (or expected to give rise to) a Relevant Claim be paid in advance of proceedings to seek a related refund, Man Group plc shall lend sufficient funds on an interest free basis to the relevant MF Global Group Company, and with no net after Tax cost to the relevant MF Global Group Company to cover any of the relevant Tax Liability, provided that:

(a)	to the extent such refund claim is ultimately disallowed, the loan or portion thereof equal to the amount of the refund claim so disallowed shall be applied against any payment then due from Man Group plc in respect of any Relevant Claim related to that Tax Liability;

(b)	to the extent that such refund claim is ultimately disallowed and the Tax Liability is not recoverable by MF Global under this deed, MF Global shall pay, or procure that the relevant MF Global Group Company pays, to Man Group plc all amounts advanced to the MF Global Group Company in respect of the relevant Tax Liability within 10 days of the refund claim being disallowed; and

(c)	to the extent such refund claim is ultimately allowed, MF Global shall pay, or procure that the relevant MF Global Group Company pays, to Man Group plc all amounts advanced to the MF Global Group Company in respect of the relevant Tax Liability within 10 Business Days of the receipt of such refund, plus an amount equal to the net amount of any interest received from the relevant Taxing Authority that is properly attributable to such amount provided however, notwithstanding any other provision to the contrary in this Deed, that if the payment of such interest is made subject to a deduction or withholding required by law on account of Tax, MF Global and the relevant MF Global Company shall not be required to pay any additional amounts in respect of such deduction or withholding.

10.3.3	no MF Global Group Company shall be required to take any action pursuant to this clause 10 that would result in any losses arising to any MF Global Group Company (including, for the avoidance of doubt, losses of Tax benefits that would otherwise be available to a MF Global Group Company in the absence of a position that Man Group plc requests a MF Global Group Company to take) which would not otherwise be indemnified by Man Group plc pursuant to this Deed;

10.3.4	no MF Global Group Company shall be required to appeal any adverse decision by any court or administrative tribunal, unless Man Group plc has obtained an opinion from legal counsel in form and substance reasonably acceptable to such MF Global Group Company that an appeal is more likely than not to succeed; and

10.3.5	no MF Global Group Company shall be required to consent to the settlement of any Tax Proceeding to the extent that such settlement gives rise to any Tax for which such MF Global Group Company is not fully indemnified under this Deed by Man Group plc.

11.	DATE FOR PAYMENT AND INTEREST

11.1	If a Tax Liability arises as mentioned in clause 3, MF Global shall notify Man Group plc in writing of the amount payable.

11.2	If Man Group plc requests within 14 days starting on the day after delivery of the notice, MF Global shall ensure that (at Man Group plc’s cost) the auditors of MF Global’s financial statements (acting as experts and not as arbitrators) confirm the amount referred to in clause 11.1. This confirmation is (except for manifest error) conclusive and binding on Man Group plc.

11.3	Man Group plc shall pay the amount referred to in clause 11.1 to MF Global ten Business Days after the date of the notice or, if later, the auditors’ confirmation, or if later:

11.3.1	in the case of a Relevant Claim, five Business Days before the date on which the Tax is payable; and

11.3.2	in the case of a claim for costs under clause 3.2, five Business Days before MF Global or the relevant Man Financial Company becomes liable to pay the costs.

11.4	If any sum due and payable by Man Group plc under this Deed is not paid on the due date in accordance with the provisions of this Deed, Man Group plc shall, in addition to that sum, pay or procure that Man Group UK Ltd pays interest to MF Global from the due date for payment of the sum to and including the day of actual payment of the sum. The interest accrues from day to day at the rate of 3% per year above the then current base lending rate of Barclays Bank plc.

11.5	For the avoidance of doubt, the date on which Tax is payable for the purposes of clause 11 includes (i) the date on which Estimated Taxes are payable in respect of the Tax Liability giving rise to the Relevant Claim and (ii) where an amended return is submitted which results in the relevant taxpayer being required to pay additional Tax, the date on which such additional Tax is payable (provided that this shall not be a date prior to the date on which the amended return is submitted), provided further that, if the Estimated Taxes paid on account of a Tax Liability giving rise to a Relevant Claim are more than the actual amount of that Tax Liability, MF Global shall pay, or procure that a MF Global Group Company pays, to Man Group plc an amount equal to the difference between the actual amount of the Tax Liability and the Estimated Taxes paid on account of that Tax Liability no later than 10 Business Days after the actual amount of the Tax Liability becomes determined and provided further that, if the Estimated Taxes paid on account of any Tax Liability giving rise to a Relevant Claim are less than the actual amount of the Tax Liability, and MF Global is entitled to recover under this Deed the full amount of such actual Tax Liability then Man Group plc shall pay, or procure that another Man Group Company pays, to MF Global, or, if directed by MF Global, to another MF Global Group Company, an amount equal to the difference between the actual amount of the Tax Liability and the Estimated Taxes paid on account of that Tax Liability no later than 10 Business Days after the actual amount of the Tax Liability becomes determined.

12.	RECOVERY FROM THIRD PARTIES

12.1

If Man Group plc has paid to MF Global an amount in satisfaction of a Relevant Claim or MF Global has given written notice of a Relevant Claim in accordance with clause 11 or any Relevant Tax Charge has arisen and MF Global or any other Man Financial Company is or becomes or may be entitled to recover from another person an amount which arises or results from a Tax Liability giving rise to the Relevant Claim or Relevant Tax Charge (as the case may be), MF Global shall within 10 Business Days notify Man Group plc and, if relevant, shall (at the cost of Man Group plc) procure that MF Global or such Man Financial Company shall take such action as Man Group plc may reasonably require to enforce the recovery against the person in question and:

12.1.1	if Man Group plc has already paid an amount in full satisfaction of a Relevant Claim, or in respect of the Relevant Tax Charge, and the amount paid by Man Group plc in respect of the Relevant Claim or Relevant Tax Charge is more than the Sum Recovered, MF Global shall within 10 Business Days pay to Man Group plc the Sum Recovered;

12.1.2	if Man Group plc has already paid an amount in full satisfaction of a Relevant Claim, or in respect of a Relevant Tax Charge, and the amount paid by Man Group plc in respect of the Relevant Claim or Relevant Tax Charge is less than or equal to the Sum Recovered, MF Global shall within 10 Business Days pay to Man Group plc an amount equal to the amount paid by Man Group plc; and

12.1.3	if Man Group plc has not already paid an amount in satisfaction of a Relevant Claim, or in respect of a Relevant Tax Charge, the amount of the Relevant Claim for which Man Group plc would have been liable, or the amount of any Relevant Tax Charge which may be taken into account in computing the Category A Amount, shall be reduced by and to the extent of the Sum Recovered.

12.2	For the purposes of clause 12.1, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from the person less any Tax computed by reference to the amount recovered from the person payable by a MF Global Group Company and less all reasonable costs incurred by a MF Global Group Company in recovering the amount from the person. For the avoidance of doubt, “Sum Recovered” shall not include any Tax deducted or withheld at source in respect of the amount recovered and which such MF Global Group Company is not entitled to recover (whether as a result of such being “grossed up” or under the provisions of any applicable double taxation treaty or otherwise).

13.	TAX COMPUTATIONS - MF GLOBAL GROUP COMPANIES

13.1	Without prejudice to clause 10 of this Deed and subject to clause 13.2 below, from the Effective Date, MF Global shall (at its cost) have the responsibility for, and the conduct of, preparing, submitting to, negotiating and agreeing with the Tax Authorities, all Tax computations and Tax returns of the MF Global Group Companies.

13.2	In relation to any Tax computations and Tax returns relating to (i) any matter or circumstance giving rise (or expected to give rise) to a Relevant Claim, (ii) any Relevant Tax Charge or (iii) the Deferred Share Schemes (each a “Relevant Matter”), MF Global shall:

13.2.1	submit to Man Group plc for comments such Tax computations and Tax returns (and any related documents) to the extent that they relate to a Relevant Matter,

which any MF Global Group Company intends to submit to a Tax Authority before submission to the relevant Tax Authority and take into account all such reasonable comments as Man Group plc or its duly authorised advisers may make within 10 Business Days after the submission to Man Group plc of such Tax computations and Tax returns (and any related documents) by MF Global;

13.2.2	use all reasonable endeavours to agree the Tax matters that relate to the Relevant Matters as soon as reasonably practicable and will deal with such matters promptly and diligently; and

13.2.3	submit to the relevant Tax Authority those Tax computations, Tax returns and other relevant documents required in relation to the Relevant Matters in a timely manner.

13.3	Man Group plc shall provide or procure the provision of all such information and assistance which may reasonably be required by MF Global to prepare, submit and agree all Tax computations and Tax returns relating to the Relevant Matters.

13.4	MF Global shall not, and shall ensure that no MF Global Group Company, amends, seeks to amend or agrees to the amendment of, any Pre-Effective Date Return which relates to any Relevant Matter without the prior written consent of Man Group plc (such consent not to be unreasonably withheld or delayed).

14.	TAX COMPUTATIONS - MAN GROUP COMPANIES

14.1	Subject to clause 14.2 and 14.4 below, Man Group plc shall (at its cost) have the responsibility for, and the conduct of, preparing, submitting to, negotiating and agreeing with the Tax Authorities, all Tax computations and Tax returns of the Man Group Companies.

14.2	In relation to any Tax computations and Tax returns relating to the Tax affairs of Man Financial Australia Limited in respect of any accounting or other taxable period beginning before the Effective Date but ending after that date, Man Group plc shall:

14.2.1	submit to MF Global for comments such Tax computations and Tax returns (and any related documents) to the extent that they relate to the Tax affairs of Man Financial Australia Limited, which a Man Group Company intends to submit to a Tax Authority before submission to the relevant Tax Authority and take into account all such reasonable comments as MF Global or its duly authorised advisers may make within 10 Business Days after the submission to MF Global of such Tax computations and Tax returns (and any related documents) by Man Group plc;

14.2.2	use all reasonable endeavours to agree the Tax matters that relate to the Tax affairs of Man Financial Australia Limited as soon as reasonably practicable and will deal with such matters promptly and diligently; and

14.2.3	submit to the relevant Tax Authority those Tax computations, Tax returns and other relevant documents required in relation to the Tax affairs of Man Financial Australia Limited in a timely manner.

14.3	MF Global shall provide or procure the provision of all such information and assistance which may reasonably be required by Man Group plc to prepare, submit and agree all Tax computations or Tax returns (and any related documents) in each case relating to the Tax affairs of Man Financial Australia Limited in respect of any accounting or other taxable period beginning before the Effective Date but ending after that date.

14.4	In relation to any Tax computations and Tax returns relating to the Tax affairs of Man Financial Australia Limited in respect of any accounting or other taxable period beginning and ending before the Effective Date that has not been lodged by the Effective Date, MF Global shall:

14.4.1	submit to Man Group plc for comments such Tax computations and Tax returns (and any related documents) to the extent that they relate to the Tax affairs of the Australian MEC Group, which Man Financial Australia Limited intends to submit to a Tax Authority before submission to the relevant Tax Authority and take into account all such reasonable comments as Man Group plc or its duly authorised advisers may make within 10 Business Days after the submission to Man Group plc of such Tax computations and Tax returns (and any related documents) by MF Global;

14.4.2	use all reasonable endeavours to agree the Tax mattes that relate to the Tax affairs of the Australian MEC Group as soon as reasonably practicable and will deal with such matters promptly and diligently; and

14.4.3	submit to the relevant Tax Authority those Tax computations, Tax returns and other relevant documents required in relation to the Tax affairs of the Australian MEC Group in a timely manner.

14.5	Man Group plc shall provide or procure the provision of all such information and assistance which may reasonably be required by MF Global to prepare, submit and agree all Tax computations or Tax returns (and any related documents) in each case relating to the Tax affairs of the Australian MEC Group in respect of any accounting or other taxable period beginning and ending before the Effective Date.

15.	CLEAN EXIT

15.1	Man Group plc will ensure that at least 7 Days prior to the Effective Date, Kanangra will provide each Leaving Entity with a draft calculation of the Exit Payment for that Leaving Entity in accordance with the Tax Sharing Agreement.

15.2	MF Global will ensure that at least 1 Business Day prior to the Effective Date each Leaving Entity pays the relevant Exit Payment to Kanangra in accordance with the Tax Sharing Agreement.

16.	SURRENDER OF RELIEF

16.1	MF Global shall ensure each Man Financial Company shall:

16.1.1

accept from Man Group plc, or any other company as Man Group plc may specify, such Surrender of Relief as Man Group plc may at its sole discretion direct and to the extent permitted by law in respect of any accounting period of such Man Financial Company beginning on or before 31 March 2007, provided that any Man Financial Company can use any Relief of any Man Financial Company in priority to using any Relief surrendered by Man Group plc or any other company as Man Group plc may specify provided further, for the avoidance of doubt, that nothing in this clause 16.1.1 shall require any Man Financial Company to withdraw or amend any claim previously made by it in relation to a Surrender of Relief if doing so would give rise to a Tax Liability for that Man Financial Company in respect of which MF Global could not make a Relevant Claim; and

16.1.2	make to any company as Man Group plc may specify such Surrender of Relief as Man Group plc may at its sole discretion direct and to the extent permitted by law in respect of any accounting period of such Man Financial Company beginning on or before 31 March 2007.

16.2	In consideration of any surrender under clause 16.1.1 MF Global shall procure that the relevant Man Financial Company shall pay to Man Group plc, or such company as Man Group plc directs (provided that such company is resident in the United Kingdom for United Kingdom tax purposes), an amount equal to the product of the amount of the Relief surrendered and the statutory Tax rate applicable in the relevant jurisdiction for the period to which the Surrender of Relief relates, except to the extent that:

16.2.1	such Surrender of Relief was reflected in the Accounts and was made available to the Man Financial Company concerned for no consideration; or

16.2.2	Tax from which the Man Financial Company is relieved as a result of such surrender is Tax in respect of which Man Group plc is or, but for the surrender, would be liable in respect of a Relevant Claim (in which case the payment that would otherwise have been due by the relevant Man Financial Company shall be reduced to the extent that Man Group plc is, or but for the surrender, would be liable in respect of a Relevant Claim).

16.3	In consideration of any surrender under clause 16.1.2 Man Group plc shall procure that the relevant company to which the Surrender of Relief is made shall pay to MF Global, or such company as MF Global directs, an amount equal to the product of the amount of the Relief surrendered and the statutory Tax rate applicable in the relevant jurisdiction for the period to which the Surrender of Relief relates.

16.4	Payments under clauses 16.2 and 16.3 shall be made as soon as practicable (but, in any event, no later than 30 days after the date on which any consent to surrender is given or amended, provided that if the amount of the Relief surrendered is subsequently shown to have been more or less than the amount initially taken into account for the purposes of clauses 16.2 and 16.3 (as applicable) then an amount equal to the difference between the amount previously paid and the product of the amount of the Relief actually surrendered and the statutory Tax rate applicable in the relevant jurisdiction for the period to which the Surrender of Relief relates shall be paid by or repaid to (as the case may be) the relevant company.

16.5	MF Global shall, and shall procure that each Man Financial Company shall, use all reasonable endeavours to procure that full effect is given to the surrenders to be made under clauses 16.1.1 and 16.1.2 and that such surrenders are allowed in full by the relevant Tax Authority and MF Global shall procure that each Man Financial Company shall sign and submit to the relevant Tax Authority all such notices of consent to surrender and all such other documents and returns as may be necessary to ensure that full effect is given to this clause.

17.	SECTION 171A AND SECTION 179A TCGA 1992 ELECTIONS

17.1	MF Global shall ensure that each Man Financial Company shall join, as Man Group plc may at its sole discretion direct and to the extent permitted by law, with a company specified by Man Group plc in the making of an election under section 171A or section 179A of TCGA 1992 for the purpose of reducing or eliminating a Tax Liability in respect of which Man Group plc is, or but for the making of such claim or election would be, liable under this Deed. MF Global shall procure that the relevant Man Financial Company shall promptly sign and submit to HM Revenue & Customs in the United Kingdom all such claims or elections and all such other documents and returns as may be necessary to ensure that full effect is given to this clause.

17.2	No payment shall be made by the relevant Man Financial Company in consideration of the making of a claim or election under clause 17.1.

17.3	MF Global shall ensure that the relevant Man Financial Company shall promptly take such action and give such information and assistance in connection with the affairs of the relevant Man Financial Company and/or any MF Global Group Company as Man Group plc may request in relation to any Tax Proceedings or potential Tax Proceedings arising from any the making of a claim or election under clause 17.1.

18.	UNITED KINGDOM TRANSFER PRICING ADJUSTMENTS

18.1	If paragraph 1(2) of Schedule 28AA to ICTA applies to an Actual Provision which has been made or imposed between (i) Man Group plc or a Man Group Company and (ii) a Man Financial Company, by means of a transaction or series of transactions entered into on or before the Effective Date, and the profits and losses of the Advantaged Person for any Accounting Period have been computed for Tax purposes as if the Arm’s Length Provision had been made or imposed instead of the Actual Provision (such computation made in accordance with the Arm’s Length Provision being the “Adjustment”), then the Advantaged Person shall notify the Disadvantaged Person in writing as soon as practicable, and in order to take account of the applicability of the said paragraph 1(2) to the Actual Provision, and solely for that reason, Man Group plc and MF Global shall ensure that:

18.1.1	subject to clause 18.2, the Disadvantaged Person shall make a claim in a timely manner for a corresponding adjustment to be made pursuant to paragraph 6 of Schedule 28AA to ICTA (a “Corresponding Adjustment”); and

18.1.2	subject to clause 18.3, where a Corresponding Adjustment is made or obtained in accordance with clause 18.1.1, the Disadvantaged Person shall pay to the Advantaged Person on the Payment Date an amount equal to the Payment.

18.2	Any claim pursuant to clause 18.1.1 shall be made in accordance with, and to the extent permitted by, applicable legislation.

18.3	Any payment pursuant to clause 18.1.2 shall, so far as possible, be made in such manner and otherwise subject to such conditions as may be necessary to ensure that, pursuant to legislation applicable to the Accounting Period to which the payment relates (including, but not limited to paragraph 7A of Schedule 28AA to ICTA), such payment does not fall to be brought into account (in whole or in part) in computing profits or losses of either the Advantaged Person or the Disadvantaged Person for the purposes of United Kingdom corporation tax.

18.4	If, after an Adjustment has been made (the “initial Adjustment”), a dispute arises between the Advantaged Person, the Disadvantaged Person and Her Majesty’s Revenue and Customs in the United Kingdom as to the need for, or the quantum of, the initial Adjustment, then upon resolution or final determination of such dispute, Man Group plc and MF Global shall ensure that the Advantaged Person and the Disadvantaged Person shall each make, in a timely manner, all such payments and repayments and each shall promptly take all such other steps as would put the Advantaged Person and the Disadvantaged Person respectively in the position which would have resulted had the initial Adjustment been made in the amount determined by such resolution or final determination.

19.	COUNTER-INDEMNITY

19.1	Subject to clause 19.4, MF Global covenants to pay to Man Group plc an amount equal to any liability to make a payment of Tax (“Counter-Indemnity Tax”) which is imposed by Australia or the United Kingdom or the United States on any Man Group Company:

19.1.1	as a result of any MF Global Group Company having failed or failing to discharge when due any liability to Tax Liability of that MF Global Group Company, except to the extent that such liability to Tax is properly attributable to income, profits or gains earned, accrued or received by, or which is primarily chargeable on, or importations, supplies or acquisitions made for VAT purposes by or to, a Man Group Company; or

19.1.2	which is properly attributable to income, profits or gains earned, accrued or received by, or importations, supplies or acquisitions made for VAT purposes by or to a MF Global Group Company, but for which the Man Group Company bears the primary or joint and several liability; or

19.1.3	as a result of capital gain being derived by Kanangra pursuant to section 104-520 of the ITAA-1997 as a direct result of a company other than MFAL ceasing to be a member of the Australian MEC Group as a result of the IPO, provided that the covenants in this clause 19.1 shall not apply to the extent that any Tax that is imposed on the Man Group Company arises in respect of any Tax Liability which constitutes a Relevant Claim for which Man Group plc is liable to make a payment under this Deed.

19.2	To the extent that Man Group plc has made, or procured the making of, a payment to MF Global under this Deed and an amount in respect of Tax subsequently becomes payable by any Man Group Company in the circumstances described in clause 19.1, MF Global shall repay to Man Group plc the payment previously paid to MF Global under this Deed.

19.3	The provisions of clauses 3.2 and 5 to 12 inclusive of this Deed shall apply, with appropriate modifications, to any claim under clause 19.1 by Man Group plc against MF Global or any repayment obligation under clause 19.2 as if references to Man Group plc were to MF Global (and vice versa), references to any “Man Group Company” were to any “Man Financial Company” or “MF Global Group Company” (and vice versa), references to a “Relevant Claim” were to a “claim under clause 19”, references to a “Tax Liability” were to “Counter-Indemnity Tax” and making any other necessary modifications, provided that none of the limitations in clause 5 shall apply to any claim under clause 19.1.1.

19.4	MF Global’s liability under clause 19.1 in respect of a liability to make a payment of Tax which is properly attributable to the income, profits or gains earned, accrued or received by a Leaving Entity is limited to the amount by which that liability exceeds the amount of the Exit Payment and any payment made by that Leaving Entity to Kangangra under the Tax Funding Agreement in respect of that income, profit or gain.

20.	PROVISION OF INFORMATION

If at any time after the date of this Deed Man Group plc wants to insure against its potential liabilities in respect of any Relevant Claim or Relevant Tax Charge, MF Global shall provide, and shall ensure that each MF Global Group Company provides (at Man Group plc’s expense), any information as a prospective insurer may reasonably require before effecting the insurance.

21.	CONFIDENTIALITY OF INFORMATION

Any information obtained under clause 21 will be kept confidential and will not be disclosed to any third party without the prior written consent of the other, unless such disclosure is (i) required pursuant to a legal or regulatory requirement or (ii) reasonably necessary for the purposes effecting such insurance or in connection with the filing of Tax Returns or in conducting any Tax Proceeding.

22.	PRESERVATION OF INFORMATION

22.1	MF Global shall, and shall ensure that each MF Global Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter or circumstance which may give rise to a Relevant Claim or Relevant Tax Charge.

22.2	Man Group plc shall, and shall ensure that each Man Group Company will, preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter or circumstance which may give rise to a Relevant Claim or Relevant Tax Charge.

23.	CO-OPERATION AND SHARING OF INFORMATION

23.1	From the Effective Date until the date 90 days after the end of the relevant period during which a Tax Authority is permitted to make any claims or assessments against a Man Financial Company in respect of a Tax Liability which could give rise to a Relevant Claim or in respect of Relevant Tax Charge, Man Group plc and MF Global shall provide to each other, and each other’s advisors, reasonable access to premises and personnel and to all relevant assets, documents, records and other information within Man Group plc or MF Global ‘s power or control, for the purposes of filing any Tax returns, instituting any Tax Proceeding and validating or calculating or accounting for Tax items pursuant to U.S. GAAP.

23.2	In addition, and without limiting the foregoing, MF Global (or Man Group plc, as the case may be) shall provide or procure that the relevant MF Global Group Company (or the relevant Man Group Company, as the case may be) provides any form, voucher or certificate of withholding or similar document which may reasonably be required by any Man Group Company (or any MF Global Group Company, as the case may be) in order to demonstrate (where relevant) that an amount of, or on account of, Tax has been deducted or withheld from interest paid or payable by a MF Global Group Company to a Man Group Company (or by a Man Group Company to a MF Global Group Company, as the case may be) on or before the Effective Date, and shall provide Man Group plc or the relevant Man Group Company (or MF Global or the relevant MF Global Group Company, as the case may be) with any reasonable assistance requested by Man Group plc (or MF Global, as the case may be) in order to make a claim for repayment of such deduction or withholding, whether pursuant to the provisions of a double taxation treaty or otherwise.

24.	OVERPROVISIONS AND REPAYMENTS OF TAX

24.1	If MF Global or a MF Global Group Company becomes aware that:

24.1.1	any provision for Taxation in the Accounts is likely to be an overprovision (an “Overprovision”); or

24.1.2	a Man Financial Company is entitled to any repayment of Tax overpaid by that company (other than a repayment which has been shown as an asset in the Accounts and other than a repayment arising as a result of the carry back of a Tax Loss arising after the Effective Date) and/or any interest in respect of any period before the Effective Date (a “Repayment”),

MF Global shall, subject to and in accordance with clause 24.3 below, give written details thereof to Man Group plc and Man Group plc may upon receiving such notice, or in the absence of such notice, at any time request the auditors for the time being of the Man Financial Companies to certify (at the expense of Man Group plc) the amount of such Overprovision or Repayment, and the amount so certified exceeds USD 100,000 such amount shall be dealt with in accordance with clause 24.3.

24.2	Any written notice given by MF Global under this clause 24.1 must be given to Man Group plc by no later than 10 Business Days after MF Global or a Man Financial Company becomes aware of the relevant Overprovision or Repayment provided that:

24.2.1	notice need only be given if a Relevant Claim (other than a Relevant Claim under clause 3.1.1) has arisen before MF Global or a Man Financial Company has become aware of the relevant Overprovision or Repayment; and

24.2.2	if a Relevant Claim (other than a Relevant Claim under clause 3.1.1) subsequently arises, then MF Global must give notice of the Overprovision or Repayment at the same time as it gives notice of that Relevant Claim.

24.3	Where it is provided under clause 24.1 that any amount (the “Relevant Amount”) is to be dealt with in accordance with this clause:

24.3.1	the Relevant Amount shall first be set off against any payment then due from Man Group plc in respect of a Relevant Claim (other than a Relevant Claim under clause 3.1.1);

24.3.2	to the extent that there is an excess, a refund shall be made to Man Group plc of any previous payment or payments made in respect of a Relevant Claim (other than a Relevant Claim under clause 3.1.1) and not previously refunded under this clause up to the amount of such excess;

24.3.3	to the extent that the excess referred to in clause 24.3.2 is not exhausted under that clause, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from Man Group plc in respect of a Relevant Claim (other than a Relevant Claim under clause 3.1.1).

24.4	Where any such certification as is mentioned in clause 24.1 above has been made, Man Group plc or MF Global or the relevant Man Financial Company may request the auditors of that Man Financial Company for the time being at the expense of the party so making the request to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification and to certify whether such certification remains correct or whether in the light of those circumstances the amount that was the subject of such certification should be amended.

24.5	If the auditors certify under clause 24.4 above that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of clause 24.5 as the Relevant Amount in respect of the certification in question in place of the amount originally certified and such adjusting payment (if any) as may be required by virtue of the aforementioned substitution shall be made as soon as practicable by Man Group plc or (as the case may be) to Man Group plc.

24.6	If any dispute arises under this clause 24 as to whether there is or has been any Overprovision or Repayment, such dispute shall be referred for determination to a firm of chartered accountants as agreed between Man Group plc and MF Global who in making such determination shall act as expert (the “Expert”) and not arbitrator and whose decision shall be final and binding on the parties thereto. The Expert may make such enquiries as he shall think fit in order to make such determination and shall also determine how the costs of obtaining his opinion should be paid and borne by the parties, taking into account the reasonableness of their respective arguments.

24.7	MF Global undertakes to supply and undertakes to procure that the relevant Man Financial Company shall supply to Man Group plc and subsequently to any firm of accountants nominated to deal with any such dispute in accordance with clause 24.6 (with copies to Man Group plc) all documents, accounts, notices, papers and other necessary information as may be reasonably required for the purposes of making any such determination as to whether there is or has been any Overprovision or Repayment for the purposes of this clause 24.

25.	DEFERRED SHARE SCHEMES AND RELEVANT TAX CHARGE

25.1	If:

25.1.1	the Category A Amount less the Category B Amount is a positive number, Man Group plc shall pay, or procure that Man Group UK Ltd pays, to MF Global an amount equal to such difference; and

25.1.2	the Category A Amount less the Category B Amount is a negative number, MF Global shall pay to Man Group plc, or any company that Man Group plc directs, an amount equal to such difference.

25.2	The Category A Amount and Category B Amount shall each be first determined on the Determination Date and the first payment under clause 25.1 is to be made no later than 10 Business Days after the Determination Date.

25.3	If any Relevant Tax Charge becomes due and payable prior to the Determination Date (including, for the avoidance of doubt, payable within the meaning of clause 11.5), Man Group plc shall lend sufficient funds on an interest-free basis to the MF Global Group Company that has incurred the Relevant Tax Charge provided that all amounts advanced under this clause shall be repayable as follows:

25.3.1	to the extent that any Additional Relief is treated as arising on or before the date that is six months after the Effective Date (the “Relevant Date”), MF Global shall pay, or procure that the relevant MF Global Group Company repays, to Man Group plc an amount equal to such Additional Relief within 10 Business Days after the Relevant Date; and

25.3.2	the balance, if any, shall be repayable no later than 10 Business Days after the Determination Date.

25.4	For the purposes of determining the amount of any Relevant Tax Charge that may be taken into account in computing the Category A Amount, the provisions of clause 5 shall apply, with appropriate modifications, as if (i) references thereunder to a Relevant Claim, or Tax Liability giving rise to a Relevant Claim, were references to a Relevant Tax Charge and (ii) references thereunder to the Re-organisations were to the transactions set out in Part A of Schedule 2, and making any other necessary modifications.

25.5

“Additional Relief” shall be treated as arising to the extent that the amount of any Relief that has arisen to any MF Global Group Company in relation to any accounting period ending in the United Kingdom or the United States after 31 March 2007 as a result of the vesting or exercise of any employee share options or share awards under any of the

Deferred Share Schemes (together, the “Share Awards”) exceeds the amount recorded in the Accounts as a deferred tax asset in respect of such Share Awards, provided that for the purposes of determining whether any Additional Relief has arisen for the purpose of calculating the Category B Amount but not for the purposes of clause 25.3:

25.5.1	a Relief shall only be treated as arising as and when the liability of a MF Global Group Company to make an actual payment of, or in respect of, Tax is reduced by reason of the utilisation of that Relief (including where such Relief is taken into account in the calculation of any Estimated Taxes) provided that, while no MF Global Group Company shall have any obligations to arrange its business or Tax affairs so as to give priority to the utilisation of such Relief, each MF Global Group Company will act reasonably in the operation of this provision and MF Global shall take and procure that all reasonable steps are taken by each MF Global Group Company to utilise such Relief in a timely manner; and

25.5.2	the amount of any Additional Relief treated as arising shall be reduced to the extent that any MF Global Group Company is required to recognise any taxable income as a direct result of the deemed or actual transfer of Man Group plc shares to employees of any MF Global Group Company.

25.6	A “Shortfall of Relief” shall be treated as arising to the extent that the amount recorded in the Accounts as a deferred tax asset in respect of any Share Awards exceeds the amount of the Relief that has arisen or is expected to arise to any MF Global Group Company in relation to any accounting period ending in the United Kingdom or the United States after 31 March 2007 as a result of the vesting or exercise of the Share Awards.

25.7	For the purposes of determining whether there is any Additional Relief or Shortfall of Relief, Man Group plc shall, no later than 30 April 2008, prepare and submit to MF Global computations setting out the amount of the Relief expected to arise in the period ending 31 March 2008 as a result of the vesting or exercise of the Share Awards (the “Relevant Relief”). MF Global shall have a period of 30 Business Days to provide its comments on such computations before they are finalised. If MF Global does not provide written comments on such computations within the specified timeframe it shall be deemed to have accepted them.

25.8	MF Global shall ensure that each MF Global Group Company prepares its Tax returns and Tax computations on the basis of the computations referred to in clause 25.7.

25.9	To the extent that any Additional Relief that is treated as arising under clause 25.5 arises after 31 March 2008, the Category B Amount shall be redetermined on the day that such Additional Relief arises and MF Global shall make all such necessary payments or repayments to Man Group plc under clause 25.1 no later than 30 days after the date on which such Additional Relief arises.

25.10

 If a MF Global Group Company becomes aware of any Tax Proceeding relating to any Relevant Tax Charge or Relevant Relief, the provisions of clause 10 shall apply, with appropriate modifications, as if references thereunder to a Relevant Claim were references to a Tax Proceeding relating to that Relevant Tax Charge or Relevant Relief.

If, following such Tax Proceeding, there is a change in the amount of the Relevant Tax Charge or Relief actually obtained as a result of the vesting or exercise of the Share Awards, the Category A Amount and Category B Amount shall be redetermined on the date that the Tax Proceeding is Finally Determined and Man Group plc and MF Global shall make all such necessary payments and repayments under clause 25.1 no later than 30 days after the Tax Proceeding is Finally Determined.

25.11	If any sum due and payable by a party under this clause 25 is not paid on the due date in accordance with the provisions of this clause 25, the party required to make the relevant payment shall, in addition to that sum, pay interest to the recipient from the due date for payment of the sum to and including the day of actual payment of the sum. The interest accrues from day to day at the rate of 3% per year above the then current base lending rate of Barclays Bank plc.

26.	DISPUTES AND ARBITRATION

26.1	Any dispute, controversy or claim arising from or connected with this Deed, including on regarding the existence, validity or termination of this Deed (a “Dispute”), shall be referred to and resolved by arbitration under the Rules of the London Court of International Arbitration (“LCIA”).

26.2	The arbitral tribunal shall consist of one arbitrator who shall be nominated and appointed by the LCIA, unless otherwise agreed by the parties at the time of the referral of the Dispute to the LCIA, and it is agreed that the parties will, wherever possible, seek to agree on the appointment of a neutral tax professional appropriately qualified and experienced with respect to the tax laws of the jurisdiction to which the Dispute relates, to act as arbitrator.

26.3	The seat of the arbitration shall be London, England, and all hearings shall take place in London, England, and the language of the arbitration shall be English.

26.4	The parties waive any right to refer points of law or to appeal to the courts, to the extent that such waiver can validly be made.

26.5	The parties agree that the arbitral tribunal shall have the power to order on a provisional basis any relief which it would have power to grant in a final award.

26.6	The governing law of the Dispute shall be the substantive law of the governing jurisdiction specified in the Deed.

26.7	The cost of the arbitration proceeding, and any subsequent court proceeding to confirm or vacate any arbitration award, will be borne by the unsuccessful party, unless the arbitral tribunal and/or the court determines otherwise.

27.	VAT

27.1	All sums set out in this Deed or otherwise payable by any party to any other party pursuant to the terms of this Deed shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums or other consideration (or any part thereof) are the whole or part of the consideration for VAT purposes.

27.2	Where, pursuant to the terms of this Deed, any party (the “Supplier”) makes a supply to any other party (the “Recipient”) for VAT purposes and VAT is or becomes chargeable on such supply, the Recipient shall pay to the Supplier (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT and the Supplier shall provide the Recipient with a valid VAT invoice in respect of such supply.

27.3	Where any party is required by the terms of this Deed to reimburse or indemnify any other party for any cost or expense, such first party shall reimburse or indemnify such other party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such other party is entitled to credit or repayment in respect of such VAT from a Tax Authority.

28.	GENERAL

28.1	Assignment

28.1.1	This Deed may not be assigned by a party without the prior written consent of the other party, such consent not to be unreasonably withheld.

28.1.2	In the event that there is any assignment or transfer in accordance with clause 28.1.1, Man Group Plc shall be under no greater liability under this Deed than it would have been had no assignment or transfer taken place.

28.1.3	In the event that there is an assignment or transfer in accordance with clause 28.1.1, MF Global shall be under no greater liability under this Deed than it would have been had no assignment or transfer taken place.

28.1.4	For the purposes of this clause 28.1, a Change of Control of either party shall be deemed an assignment requiring prior written consent of the other party pursuant to this clause 28.1.

28.2	Notices

28.2.1	Save where otherwise provided for in this Deed or where afterwards agreed in writing between Man Group plc and MF Global, any notice or other communication required to be given or served under or in connection with this Deed shall be in writing and shall be sufficiently given or served if delivered or sent to the following relevant address and persons:

(a)	In the case of Man Group plc to:

Address:	Sugar Quay, Lower Thames Street, London, EC3R 6DU

Fax:	+44(0) 20 7144 1922

Attention:	Stephen Clough

With a copy to:	Kevin Hayes

Fax:	+44(0) 20 7623 8003

(b)	In the case of MF Global to:

Address:	717 5th Avenue New York, NY 10022

Fax:	+1(212) 589 6214

Attention:	Philip O’Reilly

With a copy to:	Donna Balon

Fax:	+1(212) 589 6214

28.2.2	Unless there is evidence to indicate otherwise, a notice given under this Clause is deemed given:

(a)	if delivered personally, when left at the relevant address;

(b)	if sent by post, except air mail, 2 Business Days after posting it;

(c)	if sent by air mail, 6 Business Days after posting it; or

(d)	if sent by fax, when confirmation of its transmission has been recorded by the sender’s fax machine.

28.3	Whole Agreement

28.3.1	This Deed contains the whole agreement between the parties relating to the subject matter of this Deed at the date hereof and supersedes any previous written or oral agreement between the parties in relation to the matters dealt with in this Deed.

28.3.2	In the event that there is any conflict between the terms of any of the Master Separation Agreement, any of the Ancillary Agreements and the terms of this Deed, relating to the subject matter of this Deed, the terms of this Deed shall prevail.

28.4	Waiver

No delay or forbearance by any party in exercising any right or remedy provided by this Deed or by law shall impair or operate as a waiver of that right or remedy, nor shall any single or partial exercise of any right or remedy provided by this Deed or by law preclude any other or further exercise of it or the exercise of any other right or remedy.

28.5	Costs

Except where this Deed provides otherwise, and unless otherwise agreed, each party shall bear its own legal, accountancy and other costs and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Deed, including all travel, printing, regulatory filing, rating agency and other expenses, and all fee and disbursements of any legal, financial or other advisors.

28.6	Severance

28.7	If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, that shall not affect:

28.7.1	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

28.7.2	the legality, validity or enforceability under the laws of any other jurisdiction of that or another provision of this Deed.

28.8	Variation

No variation of this Deed shall be effective unless in writing and signed by or on behalf of each of the parties.

28.9	Third Parties Rights and Liabilities

A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

28.10	Counterparts

This Deed may be executed in any number of counterparts each of which shall be deemed an original, but all the counterparts shall together constitute one and the same instrument.

28.11	Governing Law and Jurisdiction

28.12	This Deed is governed by English law.

EXECUTED by the parties as a Deed:

Executed as a deed by	)

MAN GROUP PLC	)

Signature of director

Name of director

Signature of director/secretary

Name of director/secretary

Executed as a deed by	)

MF GLOBAL LTD.	)

Signature of director

Name of director

Signature of director/secretary

Name of director/secretary

Schedule 1

Man Financial Companies

Name	ED&F Man Group Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	02225802

Date of Incorporation	01/03/1988

Name	MF Global Limited (formerly Botolph Holdings Ltd)

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	02539446

Date of Incorporation	13/09/1990

Name	Botolph Nominees Ltd

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	1778091

Date of Incorporation	14/12/1983

Name	GNI Holdings Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	01245273

Date of Incorporation	19/02/1976

Name	Clachan Nominees Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	00700140

Date of Incorporation	04/08/1961

Name	GNI Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	01007530

Date of Incorporation	08/04/1971

Name	GNI SA

Registered Office	Arkion SA, 20, rue Adrien-Lachenal, 1207 Geneva, Switzerland [Attention: Enrico Chincarini]

Company Registration No.	CH-660-09639920

Date of Incorporation	13/10/1992

Name	Man Financial Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	1600658

Date of Incorporation	27/11/1981

Name	ED&F Man Nominees Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	02473953

Date of Incorporation	23/02/1990

Name	Man Securities Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	02533792

Date of Incorporation	23/08/1990

Name	MF Global UK Services Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	06233208

Date of Incorporation	01/05/2007

Name	ED&F Man Paris Consultants Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	01889726

Date of Incorporation	26/02/1985

Name	Man Financial SA

Registered Office	Le Centorial, 16-18 rue du quatre septembre, 75002 Paris, France

Company Registration No.	B 397 834 342

Date of Incorporation	30/06/1994

Name	Man Financial Overseas Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	06004687

Date of Incorporation	21/11/2006

Name	Man Financial Holdings Limited

Registered Office	Sugar Quay, Lower Thames Street, London EC3R 6DU

Company Registration No.	05626737

Date of Incorporation	17/11/2005

Name	Man Financial Australia Limited

Registered Office	Level 21, Grosvenor Place, 225 George Street, Sydney NSW 2000 Australia

Company Registration No.	001 662 077

Date of Incorporation	27/12/1978

Name	Man Financial Japan Limited

Registered Office	Kyodo Building, 6th Floor, 6-12 Nihonbashi-Kayabucho 1-Chome, Chuo-Ku, Tokyo, Japan

Company Registration No.	0199-01-094020

Date of Incorporation	20/06/2005

Name	Man Financial Holdings Canada Limited

Registered Office	1 Place Ville-Marie, Suite 4000, Montreal, Quebec, Canada H3B 4M4

Company Registration No.	4298632

Date of Incorporation	4 May 2005

Name	Man Financial Canada Co

Registered Office	1 Place Ville-Marie, Suite 4000, Montreal, Quebec, Canada H3B 4M4

Company Registration No.	[*]

Date of Incorporation	[*]

Name	Polaris Man Financial Futures Co Limited

Registered Office	10F No. 69, 16F No. 67 & 16F No. 69, Dunhua S. Road Section 2, Da-an District, Taipei, 106 TAIWAN

Company Registration No.	97179282

Date of Incorporation	[*]

Name	Man Financial (India) Pte Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	U67110 MH 2005 PTC 15770

Date of Incorporation	02/12/2005

Name	Man Financial Capital Services India Private Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	U65923 MH 2007 PTC 170023

Date of Incorporation	17/04/2007

Name	Man Financial Centralised Services India Private Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	U65921 MH 2007 PTC 1700H

Date of Incorporation	18/04/2007

Name	Man Financial-Sify Securities India Pte Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	11-123359

Date of Incorporation	29/12/1999

Name	Man Financial Capital India Pte Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	U67120 MH 2003 PTC 144480

Date of Incorporation	11/04/2004

Name	Man Financial Commodities India Pte Limited

Registered Office	No1, 2nd Floor, C Block, Modern Centre, 101 K.K. Marg, Jacob Circle, Mahalaxmi, Mumbai, 400011, India

Company Registration No.	U67120 MH 2003 PTC 142627

Date of Incorporation	10/10/2003

Name	Man Financial Middle East DMCC

Registered Office	Unit No. 601, White Crown Building, Plot No. 58, Sheikh Zayed Road, Dubai, United Arab Emirates

Company Registration No.	30412

Date of Incorporation	07/02/2006

Name	Man Financial (S) Pte Limited

Registered Office	One George Street, #17-03, 049145, Singapore

Company Registration No.	198403253G

Date of Incorporation	14/09/1984

Name	Man Financial Holdings (HK) Limited

Registered Office	905-6, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong

Company Registration No.	941373

Date of Incorporation	22/12/2004

Name	Man Financial Futures (HK) Limited

Registered Office	905-6, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong

Company Registration No.	952740

Date of Incorporation	22/02/2005

Name	Man Financial Securities (HK) Limited

Registered Office	905-6, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong

Company Registration No.	952738

Date of Incorporation	22/02/2005

Name	Man Financial Foreign Exchange (HK) Limited

Registered Office	905-6, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong

Company Registration No.	1011632

Date of Incorporation	02/12/2005

Name	Man Group USA Inc

Registered Office	One North End Avenue, Suite 1121, New York NY 10282 United States

Company Registration No.	13-1962847

Date of Incorporation	30/04/1962

Name	Heinold Asset Management Inc

Registered Office	Corporation Trust Centre, 1209 Orange Street, Wilmington Delaware 19081, United States

Company Registration No.	36 -3236904

Date of Incorporation	31/08/1982

Name	Man Capital LLC

Registered Office	One North End Avenue, Suite 1121, New York, NY 10282 United States

Company Registration No.	13-3262825

Date of Incorporation	09/11/1984

Name	Man FX Clear LLC

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	20 3863678

Date of Incorporation	01/12/2005

Name	Man Financial Liquidity Management LLC

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	03-0559161

Date of Incorporation	28/03/2005

Name	Man Trad LLC

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	02-0692193

Date of Incorporation	05/01/2003

Name	Man International Inc

Registered Office	100 South Whacker Drive, Chicago, Illinois 60606, United States

Company Registration No.	47-0656837

Date of Incorporation	16/05/1983

Name	Man Financial Inc

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	13-2585554

Date of Incorporation	17/06/1964

Name	Man Securities Inc

Registered Office	Corporation Trust Centre, 1209 Orange Street, Wilmington De De 19081, United States

Company Registration No.	3399369

Date of Incorporation	04/06/2001

Name	GNI Securities Inc

Registered Office	100 South Whacker Drive, Chicago, Illinois 60606, United States

Company Registration No.	04-3368742

Date of Incorporation	[*]

Name	Man Group Finance Inc

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	13-3874890

Date of Incorporation	09/01/1996

Name	ED&F Man Finance Inc

Registered Office	717 Fifth Avenue, 9th Floor, New York, NY 10022-8101

Company Registration No.	13-2912263

Date of Incorporation	18/02/1977

Name	US Futures Exchange LLC

Registered Office	233 South Wacker Drive, Suite 2450, Chicago Il 60606, United States

Company Registration No.	20-0076875

Date of Incorporation	08/07/2006

Schedule 2

PART A

1.	Incorporation of Man Investments U.S.A. Holdings Inc. by ED&F Man Investments BV.

2.	Contribution by Man Group USA Inc. to Man Investments Holdings Inc. of all of the stock of Man Investments Inc. and Man Investments Services Corp.

3.	Distribution by Man Group USA Inc. of all of the stock of Man Investments Holdings Inc. to ED&F Man Investments BV in exchange for the repurchase by Man Group USA Inc. of 4,640 of its paid up stock held by ED&F Man Investments BV.

4.	Transfer of Man Investments Holdings Inc. stock directly to Man Investments U.S.A. Holdings Inc on behalf of ED&F Man Investments BV.

5.	Issue by Man Investments U.S.A. Holdings Inc of 9,900 common voting stock to ED&F Man Investments BV in exchange for the Man Investments Holdings Inc. stock that ED&F Man Investments BV. directed be delivered to Man Investments U.S.A. Holdings Inc on behalf of ED&F Man Investments BV.

Schedule 2

PART B

1.	Transfer by ED&F Man Group Limited of 12,488,314 ordinary shares of £0.10 each and 45,000,000 ordinary shares of US$1.00 each in Man Investments Holdings Limited to Man Group UK Limited.

2.	Transfer by Man Financial Limited of 11,997 ordinary shares of US$1.00 each in Man Holdings Limited to Man Group Holdings Limited and transfer of 1 ordinary share of US$1.00 each in Man Holdings Limited to Man Group Holdings Limited by each of Philip Bodman, Sarah Zelkin and Kim Roberts who each held the shares as nominees on behalf of Man Financial Limited.

3.	Transfer by ED&F Man Group Limited to Man Group Holdings Limited of the following shareholdings:

3.1.1	2 ordinary shares of £1.00 each in Poynton Trading Limited;

3.1.2	35,000 ordinary shares of US$1.00 each in ED&F Man Investments Limited;

3.1.3	90,000 ordinary shares of US$1.00 each in ED&F Man Capital Investments Limited;

3.1.4	1,300,000 common shares of US$1.00 each in Man Group Insurances Limited;

3.1.5	437,499 ‘C’ ordinary shares of US$1.00 each in BlueCrest Capital Management Limited; and

3.1.6	1 ordinary share of £1.00 and 128,749,567 preference shares of US$1.00 each in Sugarquay Limited.

4.	Transfer of the beneficial interest in 350,000 ordinary shares of £1.00 each in Man Fund Management (Guernsey) Limited to Man Group Holdings Limited, the beneficial interest in 10,000 of such shares being transferred by College Chambers Nominees (No 1) and the beneficial interest in the remaining 340,000 of such shares being transferred by College Chambers Nominees (No 2) (both of which held the shares as nominee and trustee for ED&F Man Group Limited and now hold the shares as nominee and trustee for Man Group Holdings Limited).

5.	Transfer by Man Group Holdings Limited of 25,999,994 shares of EUR0.15 each in Man Financial SA to ED&F Man Group Limited and transfer by each of the following nominees of Man Group Holdings Limited of one share of EUR0.15 each in Man Financial SA to ED&F Man Group Limited:

5.1.1	Philippe Champion;

5.1.2	Stephen Robert Cochrane;

5.1.3	Kevin Roger Davis;

5.1.4	ED&F Man Nominees Limited;

5.1.5	Christopher John Robert Smith; and

5.1.6	Stanley Fink.

6.	Incorporation by ED&F Man Group Limited of Man Financial Overseas Limited.

7.	Transfer by ED&F Man Group Limited of 10,000,000 ordinary shares of US$1.00 each in Man Financial Holdings Limited to Man Financial Overseas Limited in exchange for 10,000,000 newly issued ordinary shares of US$1.00 each in Man Financial Overseas Limited.

8.	Transfer by ED&F Man Group Limited to Man Group UK Limited of the following shareholdings (by way of dividend-in-specie):

8.1.1	10,000,001 ordinary shares of US$1.00 each in Man Financial Overseas Limited; and

8.1.2	9,000,000 ordinary shares of US$1.00 each in Man Group Finance Limited.

Schedule 2

PART C

9.	Transfer by ED&F Man Group Limited to Man Investments Holdings Limited of all of ED&F Man Group Limited’s shares in the following companies:

9.1.1	Man Valuation Services Ltd;

9.1.2	Man-Fidex Ltd;

9.1.3	Man-Drake Capital Management Ltd;

9.1.4	Westport Newco Ltd;

9.1.5	Man Galileo Investment Management Ltd;

9.1.6	Man Bluesky Ltd;

9.1.7	Cimbri Investments Ltd; and

9.1.8	Man Investments Finance Ltd (formerly Man Investments Clearing Services Ltd).

10.	Transfer by ED&F Man Group Limited to Man Group UK Limited (by way of dividend-in-specie) of all of ED&F Man Group Limited’s shares in the following companies:

10.1.1	ED&F Man Futures Ltd; and

10.1.2	Faxcorner Ltd.

11.	Transfer by ED&F Man Limited of all of its shares in ED&F Man Paris Consultants Ltd to ED&F Man Group Limited.

12.	Transfer by Gilt BV of all of its shares in Man Financial Australia Ltd to Man Financial Overseas Limited.

13.	Transfer by Man Group Holdings Limited of all of its shares in Man Financial Japan Ltd to Man Financial Overseas Limited.

14.	Transfer by Man Group plc of London Clearing House deposit to ED&F Man Group Limited.

15.	Transfer by ED&F Man Group Limited of outstanding balance of loan made to Capital Dynamics to Man Investments Holdings Limited.

16.	Transfer by any Man Financial Company (as defined in this Deed) to any Man Group Company (as defined in this Deed) of excess exchange seats and shares prior to the IPO.

17.	Transfer by ED&F Man Finance LLC to Man Group USA Inc. of a 48.1% direct ownership interest in US Futures Exchange LLC.

18.	Transfer by Man Group USA Inc to Man Investments Holdings Inc. of all of Man Group USA Inc’s shares in the following companies:

18.1.1	ED&F Man Finance LLC;

18.1.2	Metropolitan Venture Partners Corp.;

18.1.3	Metropolitan Venture Partners (Advisors), LP; and

18.1.4	Seabrook Holdings Inc.

19.	Transfer by Man Group Holdings Limited of all of its shares in Man Financial (S) Pte Limited and Man Financial Holdings (HK) Limited to MF Global Limited.

20.	Transfer by Man Group Holdings Limited of all of its shares in MF Global Limited (issued in consideration for the transfers mentioned in paragraph 19 above) to Man Group UK Limited.

21.	Transfer by ED&F Man Investments BV of all of its shares in Man Group USA Inc to Man Financial Overseas Limited.

22.	Transfer by Man Group UK Limited of all of its shares in ED&F Man Group Limited and Man Financial Overseas Limited to MF Global Limited.